XTLbio

March 4, 2010

To
Ms. Barbara Duncan
DOV Pharmaceutical, Inc.
Via email: barbara_duncan@dovpharm.com

Dear Ms. Duncan,

Re: **Termination of the Bicifadine License Agreement**

Following our correspondence during the last month, please see this as a termination letter to the Bicifadine License Agreement dated January 15, 2007 (the "License Agreement").

As far as we understand the License Agreement does not permit unilateral termination. However, in your emails you specifically ask for unilateral termination, and therefore this letter is intended to agree to change Section 11.1 of the License Agreement, to allow for a unilateral termination by XTL.

As XTL and DOV have both ceased prosecution and maintenance of the DOV Bicifadine Patent Rights and DOV Commingled Patent Rights on November 20, 2008 (after the Phase 2b Bicifadine clinical trial failure), with the consent of Wyeth Holdings Corporation, and none of the parties have any interest in such patents and all rights on the IP estate have reverted back to DOV, XTL Development Inc., who is a signatory to the License Agreement would like to formally terminate the License Agreement.

To date, XTL has no inventory of the Licensed Compound suitable for use in clinical trials as described in Section 11.4 (d) of the License Agreement. Furthermore, there are no amounts owed by DOV to XTL pursuant to the granting to DOV of a license under all patent rights owned or controlled by XTL as of the Termination Date pursuant to Section 11.4(f) of the License Agreement and there are no amounts owed to DOV pursuant to Section 11.4(c) of the License Agreement, nor any payments pursuant to Section 6 of the License Agreement.

Following your acknowledgement of this letter, each of DOV and XTL hereby waive any and all claims they may have against each other, any affiliate of each other, any of the applicable party's officers, directors, employees and shareholders, or any of each applicable party's affiliate officers, directors, employees and shareholders in relation to the License Agreement, DOV Patent Rights, the Licensed Product and the Licensed Compound.

Following your acknowledgment of this letter, each of DOV and XTL hereby mutually agree that any letters of guarantee between DOV (including any of DOV's affiliates, parent companies and subsidiaries) and XTL (including any of XTL's affiliates, parent companies and subsidiaries), are hereby terminated as of the Termination Effective Date.

As requested by you, following your acknowledgment of this letter, we shall arrange a truck on behalf of DOV, to transport the two palettes of the Bicifadine trial data folders to the attention of:

Mr. Art Cohn
Wyeth Pharmaceuticals
500 Arcola Road
Collegeville, PA 19426

Please confirm the receipt of this letter.

Sincerely yours,

David Grossman
XTL Development, Inc.